UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 30, 2025
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	46-4600326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Somerset Road, Level 3 Singapore	238164
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On May 30, 2025, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the fiscal year ended February 28, 2025. The information regarding the financial results for the fiscal year ended February 28, 2025 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On May 30, 2025, the Company issued a news release to report its financial results for the fiscal year ended February 28, 2025. To review the full financial results, please view the Company’s recent Form 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FY 2025 Financial Summary (results expressed in US$ unless otherwise indicated):

•	Reported annual revenue of $35.61 million which was a decrease of $0.18 million or 0.5% compared to FY 2024 (includes Telecommunications Products & Services businesses, SMS & MMS, DaGe Platform, Command & Communication, and Big Data);
•	Reported Year over Year annual decline in Telecommunications Products & Services business revenue of $5.59 million or 17% compared to FY 2024;
•	Reported Year over Year annual growth in SMS & MMS business revenue of $5.52 million or 206% compared to FY 2024;
•	Reported Year over Year annual decline in Big Data revenue of $0.39 million or 118% compared to FY 2024;
•	Reported revenue from the DaGe Platform of $0.08 million in FY 2025;
•	Reported revenue from Command & Communication (“C2 Platform”) of $0.19 million in FY 2025;
•	Reported gross profits of $2.76 million which was a decrease of $1.10 million or 28% compared to FY 2024;
•	Reported annual cost of revenue of $32.84 million which was an increase of $0.91 million or 3% compared to FY 2024;
•	Reported operating expenses of $8.71 million which was an increase of $1.03 million or 13% compared to FY 2024;
•	Reported annual net loss of $5.11 million which was an increase of $1.30 million or 34% compared to FY 2024;
•	Basic and Diluted loss per share of $0.09;

•	At February 28, 2025, FingerMotion had $1.13 million in cash, a working capital surplus of $6.90 million and a positive shareholders’ equity of $13.66 million;
•	At February 28, 2025, total assets were $48.82 million, total current liabilities were $35.13 million and total liabilities were $35.16 million; and
•	57,141,186 common shares were issued and outstanding as of February 28, 2025.

Strong revenue growth year over year in the SMS & MMS business highlighted our financial performance along with the successful generation of initial revenues from our DaGe Platform and C2 Platform.

“I am pleased with the performance of our SMS & MMS business in fiscal 2025 and with our diversification and collaboration efforts in other jurisdictions, which is expected to assist in the growth of our business in the future,” stated Martin Shen, CEO of FingerMotion. “Our Company remains committed to its growth strategy through the introduction of new platforms such as the DaGe Platform and the development and deployment of the C2 Platform, both of which contributed to revenues in fiscal 2025 and are expected to see substantial growth over the coming quarters. The focus on platform development will allow us to expand our customer base and diversify our offerings to enhance our market penetration in the industry. I am confident that our ability to execute on our strategy and maximize our business opportunities will strengthen our Company and add value to our shareholders.”

General and administrative expenses decreased by $137,710 or 2% during the year which was primarily attributable to minor reclassifications made during the year to align expense recognition with the appropriate reporting periods. Marketing costs increased $136,206 or 97% resulting from the promotion of the newly launched DaGe App platform. Research and development expenses decreased by $66,792 or 10% due to savings from data access and usage fees charged by the telecommunications companies.

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated May 30, 2025
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: May 30, 2025	By: /s/ Martin J. Shen
Martin J. Shen CEO and Director

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